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                                                                     Exhibit 1.1

                     CLAYMORE SECURITIES DEFINED PORTFOLIOS,


                                   SERIES 133


                            REFERENCE TRUST AGREEMENT



         This Reference Trust Agreement dated as of August 22, 2002, between Claymore Securities, Inc., as Depositor, and The Bank of New York, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust For Series Formed on or Subsequent to December 18, 2001" (herein called the "STANDARD TERMS AND CONDITIONS OF TRUST"), and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.


                                WITNESSETH THAT:

         In consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:


                                     PART I.


                     STANDARD TERMS AND CONDITIONS OF TRUST

         Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in this instrument for each separate Trust created under this Series.


                                    PART II.


                      SPECIAL TERMS AND CONDITIONS OF TRUST

         The following special terms and conditions are hereby agreed to:

                  (1) The securities listed in the Schedule(s) hereto have been deposited in the Trust(s) under this Reference Trust Agreement as indicated on the attached Schedule A.

                  (2) For the purposes of the definition of the term "Unit" in
         Article I, it is hereby specified that the fractional undivided interest in and ownership of a Trust is the amount described in Amendment No. 1 to the Trust's Registration Statement (Registration No. 333-98345) as filed with the Securities and Exchange Commission


S133ta
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         today. The fractional undivided interest may (a) increase by the number of any additional Units issued pursuant to Section 2.03, (b) increase or decrease in connection with an adjustment to the number of Units pursuant to Section 2.03, or (c) decrease by the number of Units redeemed pursuant to Section 5.02.

                  (3) The term "Deferred Sales Charge" shall mean the "deferred sales fee" as described in the Prospectus.

                  (4) The terms "Income Account Record Date" and "Capital Account Record Date" shall mean the dates set forth under "Essential Information--Record Dates" in the Prospectus.

                  (5) The terms "Income Account Distribution Date" and "Capital Account Distribution Date" shall mean the dates set forth under "Essential Information-- Distribution Dates" in the Prospectus.

                  (6) The term "Initial Date of Deposit" shall mean the date of this Reference Trust Agreement as set forth above.

                  (7) The Introduction to Standard Terms and Conditions of Trust is hereby amended as follows:

                  These Standard Terms and Conditions of Trust, effective December 18, 2001, shall be applicable to certain Claymore Securities Defined Portfolios established after the date of effectiveness hereof containing Securities, as provided in this paragraph. For all Series established after the date of effectiveness hereof to which these Standard Terms and Conditions of Trust effective December 18, 2001, are to be applicable, the Depositor, Evaluator and Supervisor and the Trustee shall execute a Reference Trust Agreement incorporating by reference these Standard Terms and Conditions of Trust effective December 18, 2001, and designating any exclusions from or additions or exceptions to such incorporation by reference for the purposes of that Series or variation of the terms hereof for the purposes of that Series.

                  (8) Article I of the Standard Terms and Conditions of Trust is hereby amended to add the following definitions:

                  "ZERO COUPON OBLIGATIONS" Any zero coupon bonds, i.e., obligations which accrue but do not pay income currently, which are sold at a discount from principal value and represent an obligation to receive the principal value thereof at a future date, issued by the U.S. government, which are deposited in a Trust. Only Zero Coupon Obligations which if certificated, are or may be registered and held by the Trustee in book entry form on the registration books of a bank or clearing house which it is authorized to use as custodian of assets of a unit investment trust pursuant to the Investment Company Act of 1940 shall be eligible for deposit in any Trust.

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                  "ZERO COUPON OBLIGATION MATURITY DATE" The Treasury
         Obligations Maturity Date shall be as set forth in the Prospectus under "The Trust Portfolio."

                  (9) The definition of "SECURITIES" is amended to read as follows:

                  (30) "SECURITIES" shall mean (a) Equity Securities and Zero Coupon Obligations deposited in a Trust, which Securities are listed in the various Schedules to the Reference Trust Agreement or are deposited in the Trust pursuant to Section 2.01 hereof, (b) Replacement Securities acquired pursuant to Section 3.17 hereof, as may from time to time to be construed to be held as part of the Trust and (c) if applicable, distributions of the same securities.

                  (10) Section 2.03 is hereby amended by adding the following sentence as the third sentence of Section 2.03:

         "Effective as of the Evaluation Time on August 22, 2002, in the event that the aggregate value of Securities in the Trust has increased since the evaluation on August 21, 2002, the Trustee shall issue such number of additional Units to the Unitholder of outstanding Units as of the close of business on August 22, 2002, that the price per Unit computed as of the Evaluation Time on August 12, 2002, plus the maximum applicable sales charge shall equal approximately the initial public offering price set forth in the Prospectus, per Unit (based on the number of Units outstanding as of said Evaluation Time, including the additional Units issued pursuant to this sentence); in the event that the aggregate value of Securities in the Trust Fund has decreased since the evaluation on August 21, 2002, there will be a reverse split of the outstanding Units, and said Unitholder will surrender to the Trustee for cancellation such number of Units, that the price per Unit computed as of the Evaluation Time on August 22, 2002, plus the maximum applicable sales charge shall equal approximately the initial public offering price set forth in the Prospectus, per Unit (based on the number of Units outstanding as of said Evaluation Time, reflecting cancellation of Units pursuant to this sentence)."

                  (11)     The number of Units of the Trust referred to in
         Section 2.03 shall be equal to the "Number of units" in the Statement of Financial Condition in the Prospectus.

                  (12) Section 2.05(a) is amended by adding the following subsection (8):

                   (8) Notwithstanding anything to the contrary in this subsection (8), the Trustee shall not accept any deposit pursuant to this Section 2.05(a) unless the Depositor and Trustee have each determined that the maturity value of the Zero Coupon Obligations included in the deposit, divided by the number of Units created by reason of the deposit, shall equal $10.00.

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                  (13)     Article III of the Standard Terms and Conditions of
         Trust is hereby amended to add the following section:

                  SECTION 3.23. SALE OF ZERO COUPON OBLIGATIONS. (a) Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Zero Coupon Obligations held by the Trust may not be sold unless the Depositor and the Trustee have determined that the maturity value of the Zero Coupon Obligations remaining after such proposed sale, divided by the number of Units outstanding after any tendered Units are redeemed, shall equal or exceed $10.00. However, Zero Coupon Obligations may be sold without limitation in the event of the Trust's termination.

                   (b) In the event that (i) Zero Coupon Obligations may not be sold to fund a redemption of Units pursuant to paragraph (a) of this section 3.23, and (ii) no other Trust assets are available for liquidation to fund such redemption, the Depositor agrees that it will purchase such Units in accordance with Section 5.02, and will tender such Units for redemption only at such time and in such manner that the Zero Coupon Obligations remaining after the sale required to fund such redemption will have a maturity value of not less than $10.00 per Unit. However, if the Depositor fails to meet this obligation, the Trustee will advance to the Trust such amounts as may be necessary to pay the Redemption Value of the tendered Units. The Trustee shall be reimbursed the amount of any such advance from the Trust as soon as Zero Coupon Obligations may be sold in such amount as will not reduce the maturity value of Zero Coupon Obligations still held in the Trust below the amount required to distribute $10.00 per Unit from the proceeds of the sale or maturity of the Zero Coupon Obligations upon the termination of the Trust on the Mandatory Termination Date. The Trustee shall be deemed to be the beneficial owner of the Zero Coupon Obligations held in the Trust to the extent of all amounts advanced by it pursuant to this Section 3.23, and such advances shall be secured by a lien on the Trust prior to the interest of Unitholders, provided, however, that the Trustee's beneficial interest in the Trust and the lien securing such interest shall not at any time exceed such amount as would reduce the amount distributable from the Trust upon maturity or sale of Zero Coupon Obligations upon the termination of the Trust on the Mandatory Termination Date to less than $10.00 per Unit. Nothing in this paragraph shall be deemed to restrict the Trustee's authority to terminate the Trust pursuant to Section 6.01(g) in the event the Depositor fails or ceases to act as described in such section.

                   (c) In the event that (i) Zero Coupon Obligations may not be sold to pay Trust expenses pursuant to paragraph (a) of this
         Section 3.23; and (ii) no other Trust assets are available for liquidation to pay such expenses, the Depositor shall be liable for such expenses required to be paid pursuant to the Standard Terms and Conditions of Trust and this Trust Agreement or otherwise required for the administration of the Trust.

                  (14) The first sentence of Section 3.17(a) is hereby replaced with the following:

                   (a) The Replacement Securities shall be Zero Coupon Obligations or Equity Securities as originally selected for deposit in that series of the Trust. Replacement Securities which are Zero Coupon Obligations must have the same maturity value as the

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         Failed Contract Securities and, as close as is reasonably practical, the same maturity date, which must be on or prior to the Mandatory Termination Date.

                  (15) Section 4.01(a) is amended by adding the following at the end of the first paragraph:

         For Zero Coupon Obligations, an Evaluation as described above shall be based (a) on the basis of the current bid price on the over-the-counter market (unless the Evaluator deems such price inappropriate as a basis for evaluation), (b) on the basis of current bid prices for the Zero Coupon Obligations as obtained from investment dealers or brokers who customarily deal in securities comparable to those held by the Trust,
         (c) if bid prices are not available for the Zero Coupon Obligations, on the basis of bid prices for comparable securities, (d) by determining the valuation of the Zero Coupon Obligations on the bid side of the market by appraisal, or (e) by any combination of the above. However, if Zero Coupon Obligations are sold on such day, then such Evaluation for the Zero Coupon Obligations shall be the weighted average of the execution prices for all Zero Coupon Obligations sold on such day.

                  Notwithstanding anything to the contrary contained in this
         Section 4.01(a), except for Trust Fund Evaluations required by Section
         5.02 in determining Redemption Price, during the initial offering period for Zero Coupon Obligations, the evaluations of the Securities shall generally be made in the manner described in this section 4.01(a) based on the closing offer prices of the Securities rather than the closing bid prices.

                  (16) The first paragraph of Section 5.01 is hereby amended and restated to read as follows:

                  SECTION 5.01. TRUST EVALUATION. As of the Evaluation Time (a) on the last Business Day of each year, (b) on the day on which any Unit is tendered for redemption and (c) on any other day desired by the Trustee or requested by the Depositor, the Trustee shall: Add (i) all moneys on deposit in a Trust (excluding (1) cash, cash equivalents or Letters of Credit deposited pursuant to Section 2.01 hereof for the purchase of Contract Securities, unless such cash or Letters of Credit have been deposited in the Interest and Principal Accounts because of failure to apply such moneys to the purchase of Contract Securities pursuant to the provisions of Sections 2.01, 3.03 and 3.04 hereof and
         (2) moneys credited to the Reserve Account pursuant to Section 3.05 hereof), plus (ii) the aggregate Evaluation of all Securities (including Contract Securities and Reinvestment Securities) on deposit in such Trust as is determined by the Evaluator (such evaluations shall take into account and itemize separately (i) the cash on hand in the Trust or moneys in the process of being collected from matured interest coupons or bonds matured or called for redemption prior to maturity,
         (ii) the value of each issue of the Securities in the Trust as determined by the Evaluator pursuant to Section 4.01, and (iii) interest accrued thereon not subject to collection and distribution. For each such Evaluation there shall be deducted from the sum of the above (i) amounts representing any applicable taxes or governmental charges payable out of the respective Trust and for which no deductions shall have previously been made for the purpose of addition to the Reserve Account, (ii)

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         amounts representing estimated accrued fees of the Trust and expenses of such Trust including but not limited to unpaid fees and expenses of the Trustee, the Evaluator, the Supervisor, the Depositor and bond counsel, in each case as reported by the Trustee to the Evaluator on or prior to the date of evaluation, (iii) any moneys identified by the Trustee, as of the date of the Evaluation, as held for distribution to Unitholders of record as of a Record Date or for payment of the Redemption Value of Units tendered prior to such date and (iv) unpaid organizational and offering costs in the estimated amount per Unit set forth in the Prospectus. The resulting figure is herein called a "TRUST FUND EVALUATION." The value of the pro rata share of each Unit of the respective Trust determined on the basis of any such evaluation shall be referred to herein as the "UNIT VALUE."

                  (17) For the purposes of Section 6.01(g)(i), the liquidation amount shall be 20% of the total value of all Securities deposited in the Trust during the Trust's initial offering period.

                  (18) Article III is hereby amended by adding the following section:

                  SECTION 3.23. BOOKKEEPING AND ADMINISTRATIVE EXPENSES. If so provided in the Prospectus, as compensation for providing bookkeeping and other administrative services of a character described in Section 26(a)(2)(C) of the Investment Company Act of 1940 to the extent such services are in addition to, and do not duplicate, the services to be provided hereunder by the Trustee or the Depositor for providing supervisory services, the Depositor shall receive at the times specified in Section 3.05, against a statement or statements therefor submitted to the Trustee an aggregate annual fee in an amount which shall not exceed that amount set forth in the Prospectus, calculated as specified in Section 3.05, but in no event shall such compensation, when combined with all compensation received from other series of the Trust or other unit investment trusts sponsored by the Depositor or its affiliates for providing such bookkeeping and administrative services in any calendar year exceed the aggregate cost to the Depositor for providing such services to such unit investment trusts. Such compensation may, from time to time, be adjusted provided that the total adjustment upward does not, at the time of such adjustment, exceed the percentage of the total increase, during the period from the Trust Agreement to the date of any such increase, in consumer prices for services as measured by the United States Department of Labor Consumer Price Index entitled "All Services Less Rent of Shelter" or similar index as described under Section 3.18. The consent or concurrence of any Unitholder hereunder shall not be required for any such adjustment or increase. Such compensations shall be paid by the Trustee, upon receipt of invoice therefor from the Depositor, upon which, as to the cost incurred by the Depositor of providing services hereunder the Trustee may rely, and shall be charged against the Income and Capital Accounts as specified in Section 3.05. The Trustee shall have no liability to any Unitholder or other person for any payment made in good faith pursuant to this Section.

                  If the cash balance in the Income and Capital Accounts shall be insufficient to provide for amounts payable pursuant to this Section 3.23, the Trustee shall have the power to sell (1) Securities from the current list of Securities designated to be sold pursuant to Section
         5.02 hereof, or (2) if no such Securities have been so designated, such

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         Securities as the Trustee may see fit to sell in its own discretion, and to apply the proceeds of any such sale in payment of the amounts payable pursuant to this Section 3.23.

                  Any moneys payable to the Depositor pursuant to this Section
         3.23 shall be secured by a prior lien on the Trust except that no such lien shall be prior to any lien in favor of the Trustee under the provisions of Section 6.04.

                  (19) The phrases "supervisory services," "supervisory portfolio services" and "portfolio supervisory services" in Section
         3.18 are hereby replaced with the phrase "portfolio supervisory services and bookkeeping and administrative expenses."

                  (20) Section 7.05 is hereby amended and replaced in its entirety with the following:

                  SECTION 7.05. COMPENSATION. The Depositor shall receive at the times set forth in Sections 3.05, 3.18, 3.23 and 4.03 as compensation for performing portfolio supervisory services, bookkeeping and administrative expenses and evaluation services, such amount and for such periods as specified the Prospectus and/or Reference Trust Agreement. The compensation for providing portfolio supervisory services, bookkeeping and administrative expenses and evaluation services shall be made on the basis of the largest number of units outstanding at any time during the period for which such compensation is being computed. At no time, however, will the total amount received by the Depositor for services rendered to all series of Claymore Securities Defined Portfolios in any calendar year exceed the aggregate cost to them of supplying such services in such year. Such rate may be increased by the Trustee from time to time, without the consent or approval of any Unitholder, or the Depositor, by amounts not exceeding the proportionate increase during the period from the date of such Prospectus and/or Reference Trust Agreement to the date of any such increase, in consumer prices as published either under the classification "All Services Less Rent" in the Consumer Price Index published by the United States Department of Labor or, IF such Index is no longer published, a similar index.

                  In the event that any amount of the compensation paid to the Depositor pursuant to Sections 3.05, 3.18 and 3.23 and 4.03 is found to be an improper charge against the Trust, the Depositor shall reimburse the Trust in such amount. An improper charge shall be established if a final judgment or order for reimbursement of the Trust shall be rendered against the Depositor and such judgment or order shall not be effectively stayed or a final settlement is established in which the Depositor agrees to reimburse the Trust for amounts paid to the Depositor pursuant to this Section 7.05.

                  (21) The first two sentences of Section 3.22 are hereby amended and replaced with the following:

                  SECTION 3.22. CREATION AND DEVELOPMENT FEE. If the Prospectus related to the Trust specifies a creation and development fee, the Trustee shall, on or immediately after

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         the end of the initial offering period, withdraw from the Capital
         Account, an amount equal to the unpaid creation and development fee as of such date and credit such amount to a special non-Trust account designated by the Depositor out of which the creation and development fee will be distributed to the Depositor (the "CREATION AND DEVELOPMENT ACCOUNT"). The creation and development fee is the per unit amount specified in the Prospectus for the Trust.

         This Reference Trust Agreement shall be deemed effective when executed and delivered by the Sponsor and the Trustee.

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         IN WITNESS WHEREOF, the parties hereto have caused this Reference Trust
Agreement to be duly executed.


                                           CLAYMORE SECURITIES, INC., DEPOSITOR


                                           By   /s/ Nicholas Dalmaso
                                              ------------------------------
                                                    Executive Vice President





                                           THE BANK OF NEW YORK, TRUSTEE


                                           By   /s/ Thomas Porrazzo
                                              ------------------------------
                                                     Vice President
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                                   SCHEDULE A

                         SECURITIES INITIALLY DEPOSITED

               CLAYMORE SECURITIES DEFINED PORTFOLIOS, SERIES 133



(Note: Incorporated herein and made a part hereof is the "Trust Portfolio(s)" as set forth in the Prospectus.)